Exhibit 99.1


CONTACT:  Gerald M. Dunne, Jr.
          President & C.E.O., Group Long Distance, Inc.
          954-771-9696

GROUP LONG DISTANCE REPORTS GAIN ON SALE OF CERTAIN ASSETS

October 21, 1997--Fort Lauderdale, FL--Group Long Distance ("GLD") (Nasdaq
Symbol: GLDI) announced today that it has received gross proceeds of approximately $26.6 million (excluding taxes and transactional costs) from the sale of 1,347,000 shares of the common stock of Tel-Save, Inc.

"We will be using proceeds to better position our balance sheet by paying down outstanding obligations including the notes of our recent acquisition," Gerald
M. Dunne, Jr. Chairman and CEO stated.

GROUP LONG DISTANCE, INC. is a long distance telecommunications provider. GLD utilizes special network service contracts to provide its customers with products and services through major national long distance telecommunications carriers.